Vorys, Sater, Seymour and Pease LLP Legal counsel	52 East Gay St. PO Box 1008 Columbus, OH 43216-1008 614.464.6400
www.vorys.com
Founded 1909
Exhibit 5.1
October 9, 2008
The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041
Re: The Scotts Company LLC Executive Retirement Plan
Ladies and Gentlemen:
     We have acted as counsel for The Scotts Miracle-Gro Company, an Ohio corporation (“SMG”), and The Scotts Company LLC, an Ohio limited liability company (“Scotts LLC”), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about October 9, 2008 under the Securities Act of 1933, as amended (the “1933 Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering $12,000,000 of Deferred Compensation Obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations of Scotts LLC and of affiliates of Scotts LLC including SMG (collectively, the “Company”) under The Scotts Company LLC Executive Retirement Plan (the “Plan”). Participants in the Plan may direct that Deferred Compensation Obligations be treated as credited to one or more benchmarked investment funds, including an SMG stock fund (reflecting common shares, without par value (“Common Shares”), of SMG). Distributions in respect of Deferred Compensation Obligations which are treated as credited to the SMG stock fund are made in SMG Common Shares. Accordingly, 548,446 SMG Common Shares are being registered pursuant to the Registration Statement and represent the maximum number of SMG Common Shares that may be distributed in respect of the Deferred Compensation Obligations being registered pursuant to the Registration Statement, if all such Deferred Compensation Obligations are treated as credited to the SMG stock fund.
     The SMG Common Shares being registered pursuant to the Registration Statement will not be original issuance securities. Accordingly, in accordance with the instructions to Item 8(a) of Part II of Form S-8, no opinion as to the legality of such SMG Common Shares is required or provided herein.

WASHINGTON	CLEVELAND	CINCINNATI	ALEXANDRIA	AKRON
1828 L St. NW	1375 East Ninth St.	221 East Fourth St.	277 South Washington St.	106 South Main St.
Eleventh Floor	2100 One Cleveland Center	Suite 2000, Atrium Two	Suite 310	Suite 1100
Washington. DC 20036-5109	Cleveland, OH 44114-1724	PO Box 0236 Cincinnati, OH 45201-0236	Alexandria, VA 22314	Akron, OH 44308
202.467.8800	216,479.6100	512.723.4000	703.837.6999	330.208.1000

     Legal Counsel
October 9, 2008

          In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of: (a) the Registration Statement; (b) the Plan; (c) SMG’s Initial Articles of Incorporation, as amended to date; (d) SMG’s Code of Regulations, as currently in effect; and (e) certain corporate records of SMG, including resolutions adopted by the Board of Directors of SMG and the Compensation and Organization Committee of such Board. We have also examined such other documents and records and such authorities of law as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.
          Based upon the foregoing, we advise you that, in our opinion, when established in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan. Our opinion is subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.
          Members of our firm are admitted to the Bar in the State of Ohio and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio, including applicable provisions of the Ohio constitution and the reported judicial decisions interpreting those laws, and the federal laws of the United States of America.
          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Vorys, Sater, Seymour and Pease LLP
Vorys, Sater, Seymour and Pease LLP